Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of BIO-Key International, Inc. on Form S-8 of our report dated June 1, 2023, with respect to our audit of the consolidated financial statements of BIO-Key International, Inc. as of and for the year ended December 31, 2022 appearing in the Annual Report on Form 10-K/A of BIO-Key International, Inc. for the year ended December 31, 2023.

We were dismissed as auditors on April 23, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Saddle Brook, New Jersey

June 26, 2024